Exhibit 99.1

COMPANY CONTACT: Endologix, Inc. Paul McCormick President and CEO (949) 595-7200 www.endologix.com	INVESTOR CONTACTS: Lippert/Heilshorn & Associates, Inc. Bruce Voss (bvoss@lhai.com) Jody Cain (jcain@lhai.com) (310) 691-7100 www.lhai.com
ENDOLOGIX ANNOUNCES $20.0 MILLION DIRECT EQUITY PLACEMENT
IRVINE, Calif. (June 1, 2006) — Endologix, Inc. (Nasdaq: ELGX) today announced that it has entered into definitive agreements with several institutional investors for the sale of approximately 6.1 million shares of its common stock at $3.30 per share in a direct equity placement for gross proceeds to the company of approximately $20.0 million. The offering is expected to close on June 2, 2006.
The securities are being sold pursuant to the company’s effective shelf registration statement. Canaccord Adams, Inc. acted as the exclusive placement agent on the transaction.
It is anticipated that the proceeds from the financing will be used to accelerate Endologix’s sales force recruitment and expand its marketing efforts in the United States to commercialize the Powerlink® System products, and for working capital to support the expected growth in sales of its Powerlink System.
“This financing enables us to fully execute our national expansion strategy and to achieve our goal of increasing our sales force to 40 to 50 representatives by year end,” said Paul McCormick, president and chief executive officer of Endologix. “Importantly, we believe we now have sufficient capital resources to operate our business to cash flow positive operations.”
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective shelf registration statement. Copies of the final prospectus, including the prospectus supplement, can be obtained at the SEC’s Web site, www.sec.gov, or from the company.
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft (ELG) for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
This press release contains forward-looking statements with respect to the anticipated closing of the offering, the anticipated use of proceeds from the offering and our ability to achieve cash flow positive operations, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, all as more fully described in the risk factors and other matters set forth in Endologix Annual Report on Form 10-K for the year ended December 31, 2005, and Endologix other filings with the Securities and Exchange Commission, including the prospectus, and the accompanying prospectus supplement, relating to this offering. Endologix undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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11 Studebaker • Irvine, CA 92618
949.595-7200 • Fax: 949.457-9561
www.endologix.com